EXHIBIT 10.1

Purchase and Sale Agreement

By and Between

Bill Barrett CBM LLC

as Seller

and

Storm Cat Energy (USA) Corporation

as Buyer

Dated Effective July 1, 2006

Wyoming CBM Package

Exhibit List

Exhibit A Leases and Rights Of Way/WI/NRI
Exhibit B Wells, Wellsites and Leases/Allocated Values
Exhibit C Intentionally Omitted
Exhibit D Material Agreements
Exhibit E Required Consents and Preferential Purchase Rights
Exhibit F Capital Projects
Exhibit G Insurance Coverage
Exhibit H Hydrocarbon Sales Contracts/Calls On Production
Exhibit I Non-Transferable Governmental Permits
Exhibit J Imbalance Volumes
Exhibit K Assignment, Bill Of Sale And Conveyance
Exhibit L SCE’s Officer Certificate
Exhibit M BBC’s Officer Certificate
Exhibit N FIRPTA Certificate
Exhibit O Bonds, Etc. To Be Replaced At Closing

TABLE OF CONTENTS

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5.2	NEPA Documents.	13
5.3	Environmental Liabilities and Obligations.	14
A. Assumed Environmental Liabilities.		14
B. Retained Environmental Liabilities.		14
5.4	Remedies.	14
A. Environmental Defects less than the Environmental Deductible.		14
B. Environmental Defects greater than the Environmental Deductible.		14
5.5	Contested Environmental Defects.	15
5.6	Exclusive Remedies.	15

ARTICLE 6 SELLER’S REPRESENTATIONS		15
6.1	Company Representations.	16
A. Corporate Representations.		16
B. Power and Authority.		16
C. No Violation.		16
6.2	Authorization and Enforceability.	16
6.3	Liability for Brokers’ Fees.	16
6.4	No Bankruptcy.	16
6.5	Litigation.	16
6.6	Capital Projects.	16
6.7	Insurance.	17
6.8	Judgments.	17
6.9	Compliance with Law.	17
6.10	Material Agreements.	17
6.11	Governmental Permits.	17
6.12	Hydrocarbon Sales Contracts.	17
6.13	Area of Mutual Interest and Other Agreements; Tax Partnerships.	17
6.14	Imbalance Volumes.	18
A. Gas Pipeline Imbalances.		18
B. Wellhead Gas Imbalances.		18
6.15	Records.	18

ARTICLE 7 BUYER’S REPRESENTATIONS		18
7.1	Company Representations.	18
A. Existence.		18
B. Power and Authority.		18
C. No Violation.		19
7.2	Authorization and Enforceability.	19
7.3	Liability for Brokers’ Fees.	19
7.4	Litigation.	19
7.5	Securities Laws.	19
7.6	Financial Resources.	19
7.7	Records.	19
7.8	Independent Evaluation.	20

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ARTICLE 8 COVENANTS AND AGREEMENTS		20
8.1	Covenants and Agreements of BBC.	20
A. Operations Prior to Closing.		20
B. Restriction on Operations.		20
C. Notification of Claims.		21
D. Existing Relationships.		21
E. Consents.		21
F. Entity Status.		22
8.2	Covenants and Agreements of SCE.	22
A. Entity Status.		22
B. Replacement Bonds and Instruments.		22
8.3	Covenants and Agreements of the Parties.	22
A. Confidentiality.		22
B. Return of Information.		22
C. Injunctive Relief.		23
D. Cure Period for Breach.		23
E. Notice of Breach.		23

ARTICLE 9 TAX MATTERS		23
9.1	Apportionment of Tax Liability.	23
9.2	Calculation of Tax Liability.	23
9.3	Tax Reports and Returns.	23
9.4	Sales Taxes.	24

ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING		24
10.1	BBC’s Conditions Precedent.	24
10.2	SCE’s Conditions Precedent.	24

ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT		25
11.1	Termination.	25
11.2	Liabilities Upon Termination.	25
A. SCE’s Breach.		25
B. BBC’s Breach.		25
C. Termination Pursuant to Sections 11.1		25

ARTICLE 12 CLOSING		26
12.1	Date of Closing.	26
12.2	Place of Closing.	26
12.3	Closing Obligations.	26

ARTICLE 13 POST-CLOSING OBLIGATIONS		27
13.1	Post-Closing Adjustments.	27
A. Settlement Statement.		27
B. Dispute Resolution.		27
13.2	Records.	27
13.3	Transfer of Operations/Operations After Closing.	28
13.4	Further Assurances.	28

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ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION		28
14.1	SCE’s Assumption of Liabilities and Obligations.	28
14.2	BBC’s Retention of Liabilities and Obligations.	28
14.3	Proceeds and Invoices for Property Expenses Received After the Settlement Date.	28
A. Proceeds.		29
B. Property Expenses.		29
C. Limitation as to Time.		29
14.4	Indemnification.	29
A. BBC’s Indemnification of SCE.		29
B. SCE’s Indemnification of BBC.		29
C. Release.		29
14.5	Procedure.	30
A. Coverage.		30
B. Claim Notice.		30
C. Information.		30
14.6	Dispute Resolution.	30
14.7	No Insurance; Subrogation.	32
14.8	Reservation as to Non-Parties.	32

ARTICLE 15 MISCELLANEOUS		32
15.1	Expenses.	32
15.2	Notices.	32
15.3	Amendments/Waiver.	33
15.4	Assignment.	33
15.5	Announcements.	33
15.6	Counterparts/Fax Signatures.	33
15.7	Governing Law.	33
15.8	Entire Agreement.	33
15.9	Knowledge.	33
15.10	Binding Effect.	33
15.11	Survival.	33
15.12	Limitation on Damages.	34
15.13	No Third-Party Beneficiaries.	34
15.14	Condition Precedent.	34
15.15	References, Titles and Construction.	34

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated July 17, 2006, is by and between Bill Barrett CBM, L.L.C., 1099 18th Street, Suite 2300, Denver, Colorado 80202 (“BBC” or “Seller”) and Storm Cat Energy (USA) Corporation, 1125 17th, Street, Suite 2310 Denver, Colorado, 80202 (“SCE” or “Buyer”). The transaction contemplated by this Agreement may be referred to as the “Transaction.” BBC and SCE may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.    BBC owns and desires to sell its interests in certain oil and gas properties located in Sheridan and Campbell Counties, Wyoming containing approximately 25,205 gross mineral acres and 17,030 net mineral acres (the “Assets,” all as more particularly described in Section 1.2 below).

B.    SCE has conducted and will conduct an independent investigation of the nature and extent of the Assets (as defined below) and desires to purchase all of BBC’s interest in the Assets pursuant to the terms of this Agreement.

C.    To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCE and BBC agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1    Purchase and Sale.  BBC agrees to sell and SCE agrees to purchase all of BBC’s right, title and interest in the Assets, all pursuant to the terms of this Agreement.

1.2    The Assets.  As used herein, the term “Assets” refers to all of the BBC’s right, title and interest in and to the following:

A.    The oil, gas and/or mineral leases, rights-of-way and other agreements specifically described in Exhibit A (the “Leases”), the lands described in Exhibit A (the “Lands”) and the oil, gas and other hydrocarbons (“Hydrocarbons”) attributable to the Leases or Lands, including without limitation, all oil, gas and/or other mineral leases, leasehold estates, rights-of-way and easements, all mineral, royalty, overriding royalty, production payment, reversionary, net profit, contractual leasehold and other similar rights, estates and interests in the Leases or Lands, together with all the property and rights incident thereto.

B.    Any oil and gas wells located on the “Wellsites” described on Exhibit B, (collectively, the “Wells”), together with all other oil and gas wells and all water, injection and disposal wells on the Lands or on lands pooled, communitized or unitized therewith.

C.    All equipment, fixtures and improvements located on the Leases and Lands and used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.2 A. through B., including without limitation the Wells, wellhead equipment, pumps, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery.

D.    The unitization, pooling and communitization agreements, declarations and orders, if any, and all permits, including without limitation all water discharge permits relating to the properties and interests described in Sections 1.2 A. through C. and to the production of Hydrocarbons, if any, attributable to said properties and interests, to the extent transferable by Seller.

E.    All material contracts, agreements and instruments, which relate and only insofar as they relate, to the properties and interests described in Subsections 1.2 A. through D., and including without limitation those which are described in Exhibit D (the “Material Agreements”).

F.    All lease files, land files, well files and contract files relating to the items described in Sections 1.2.A through E. maintained by BBC, but excluding from the foregoing those files, records and data subject to unaffiliated third party contractual restrictions on disclosure or transfer (the “Records”). To the extent that any of the Records contain interpretations of BBC, SCE agrees to rely on such interpretations at its own risk.

1.3    Effective Time.  The purchase and sale of the Assets shall be effective as of July 1, 2006 at 7:00 a.m. Mountain Time (the “Effective Time”).

1.4    1031 Exchange.  BBC reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If BBC so elects, BBC may assign its rights under this Agreement to the 1031 Assets to the QI. SCE hereby (i) consents to BBC’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by BBC. BBC and SCE acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party participating in the Like-Kind Exchange shall hold harmless and indemnify the other Party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

ARTICLE 2
PURCHASE PRICE

2.1    Purchase Price.  The purchase price for the Assets shall be $30,650,000.00 (the “Purchase Price”). At Closing, SCE shall pay BBC the Purchase Price, as adjusted pursuant to Section 2.4.

2.2    Deposit.  On or before three business days after the execution of this Agreement, SCE shall pay to BBC in cash, an amount equal to $1,532,500.00 (the “Deposit”). SCE’s timely payment of the Deposit is a condition precedent to the effectiveness of this Agreement. Accordingly, if SCE does not pay the Deposit to BBC on or before three business days after execution of this Agreement, this Agreement shall become null and void. BBC shall retain the Deposit in an interest bearing account. The Deposit shall be distributed to BBC and credited to the Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to Article 11.

2.3    Allocation of the Purchase Price.  SCE, after consultation with BBC, has allocated the Purchase Price among the Assets as set forth on Exhibit B. SCE and BBC agree to use the values so allocated as the values for the individual Assets when filing all tax returns. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset. For purposes of calculating Title Defects, Environmental Defects or Interest Additions with respect to a Well, the Allocated Value for the Asset shall be the sum of the Allocated Values for all interests under the same Well spacing unit. For purposes of calculating Title Defects or Environmental Defects or Interest Additions with respect to a Lease, as to Lands not associated with the spacing unit of a Well and for which an Allocated Value is not set forth on Exhibit B (“Non-Wellsite Leasehold”), the Allocated Value for that Asset shall be the total number of acres in each Lease affected by a Title Defect or Environmental Defect or Interest Addition multiplied by the value per acre set forth on Exhibit B.

2.4    Adjustments to Purchase Price.  All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

A.    Effective Time Apportionment of Property Expenses.  Seller and Buyer agree that all revenues, costs and expenses (both operating and capital), including Property Expenses (as defined below) will be apportioned between Buyer and Seller as of the Effective Time. Accordingly, Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time before the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, attributable to the Assets for the period of time before the Effective Time, and (ii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time after the Effective Time, and shall be liable for the payment of all costs and expenses including Property Expenses, attributable to the Assets for the period of time after the Effective Time.

B.    Settlement Statements.  The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by BBC, submitted to SCE on or before five days before Closing, for SCE’s comment and review and agreed to by both SCE and BBC. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates as agreed to by the Parties if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Settlement Statement delivered pursuant to Section 13.1.

C.    Property Expenses.  For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, land, title, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

D.    Upward Adjustments.  The Purchase Price shall be adjusted upward by the following:

1.    An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by SCE from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

2.    An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by BBC that are attributable to the period after the Effective Time;

3.    To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of BBC, including without limitation, prepaid drilling and/or completion costs, applicable insurance costs through Closing, and prepaid utility charges;

4.    An amount equal to $100 per BBC-operated well per month, prorated for partial months, as BBC’s sole compensation for BBC’s office personnel operating the Assets from the Effective Time until SCE assumes operations. The $100 per BBC-operated well per month amount does not include all direct field expenses that are normally charged to the field as allowed by COPAS, such as field pumpers and field foremen that are BBC employees, and such costs will be apportioned between the Parties as of the Effective Time.

5.    An amount equal to the Interest Addition Adjustment; and

6.    Any other amount agreed to by SCE and BBC.

E.    Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

1.    Proceeds received and retained by BBC (net of applicable Taxes and royalties) that are attributable to production from the Assets after the Effective Time;

2.    the amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by BBC that are attributable to the period prior to the Effective Time;

3.    an amount equal to the sum of all Environmental Defect Adjustments;

4.    an amount equal to the Title Defect Adjustments; and

5.    any other amount agreed to by SCE and BBC.

F.    Well and Pipeline Imbalance Adjustments.  In addition to the foregoing, the Purchase Price shall be adjusted downward or upward, as appropriate, by an amount equal to the Inside FERC Price for CIG for July 2006 per MMBtu for the well and pipeline gas imbalances existing as of the Effective Time.

ARTICLE 3
BUYER’S INSPECTION

3.1    Access to the Records.  The Records. Seller will give Buyer, or Buyer’s authorized representatives, at Seller’s office and at all reasonable times before the Closing Date, access to Seller’s records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated herein. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. Buyer recognizes and agrees that all materials made available to it in connection with the transaction contemplated hereby, whether made available pursuant to this section or otherwise, are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials. No warranty of any kind is made by seller as to the information supplied to buyer or with respect to properties to which the information relates, and buyer expressly agrees that any conclusions drawn therefrom shall by the result of its own independent review and judgment.

3.3    Disclaimer.  Except for the representations contained in this Agreement, BBC makes no representation of any kind as to the Records or any information contained therein. SCE agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.4    Physical Access to the Leases, Lands and Wells.  During reasonable business hours, BBC agrees to grant SCE physical access to the Leases, Lands and Wells to allow SCE to conduct, at SCE’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands and Wells. In connection with any such on-site inspections and assessments, SCE agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells. If SCE or its agents prepares an environmental assessment of any Lease, Lands or Well, SCE agrees to keep such assessment confidential and to furnish copies thereof to BBC. In connection with granting such access, SCE represents that it is adequately insured and waives, releases and agrees to indemnify BBC, and its respective directors, officers, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by SCE or its employees, agents, contractors or representatives in conducting SCE’s on-site inspections and environmental assessments of the Leases and Wells. This waiver, release and indemnity by SCE shall survive termination of this Agreement.

3.5    SCE’s Agents.  To the extent that SCE uses agents to conduct its due diligence activities, either in BBC’s offices or on the Lands, SCE agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.

ARTICLE 4
TITLE MATTERS

4.1    Definitions.

A.    Defensible Title.  The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances: (i) entitles BBC to receive not less than the net revenue interest (“NRI”) set forth on Exhibit A for the currently producing formations in each Well and the NRI set forth on Exhibit A for the Non-Wellsite Leasehold, (ii) obligates BBC to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the producing formation in each Well and attributable to each Lease in an amount not greater than the working interest (“WI”) set forth in Exhibit A); and (iii) is free and clear of encumbrances, liens and defects. If a Well or Non-Wellsite Leasehold is not listed on Exhibits A or B, then the deemed Allocated Value for such Well or location is zero. The Parties acknowledge that (i) BBC may not own 100% of the WI in the Lands covered by the Leases, or (ii) the Leases may not cover 100% of the Hydrocarbons or (iii) BBC may not own 100% of the applicable drilling and spacing unit. Accordingly, if and to the extent that BBC owns less than 100% of the WI in a particular interest comprising the Assets due to the factors acknowledged in the previous sentence, BBC’s WI and NRI shall be reduced proportionately.

B.    Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

1.    lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI;

2.    liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and for which BBC shall retain responsibility;

3.    all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

4.    rights of reassignment upon the surrender or expiration of any Lease;

5.    the terms and conditions of the Material Agreements and all documents of record to the extent such do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset;

6.    easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past or materially affect the value thereof;

7.    liens to be released in connection with the Closing pursuant to Section 12.3;

8.    assignments, conveyances or transfers of title to federal or State leasehold that have been properly filed with the appropriate federal or State agency, but which are pending approval by said agency and such approval is purely administrative; and

9.    materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action and for which BBC shall retain responsibility.

C.    Title Defect.   The term “Title Defect” means any lien, encumbrance, claim or defect in or to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the BBC's title to the Asset (i) less than Defensible Title, and (ii) reduces the Allocated Value of the affected Asset by more than $20,000.00 (with such amount being the “Individual Title Threshold”) and (iii) if the Lease in question is part of the Non-Wellsite Leasehold, the Lease, or BBC’s title to the Lease, has failed or is likely to fail. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.    defects in the chain of title, consisting of the failure to recite marital status in a document, unless SCE provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

2.    defects based on a lack of information or incorrect information in BBC’s files;

3.    defects arising out of lack of survey;

4.    defects based on failure to record Leases issued by the BLM or any state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Asset is located; provided that such Leases or assignments are properly filed with the applicable federal or state office;

6.    defects that are uncontrovertibly defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

7.    defects based on (i) a gap in BBC’s chain of title in the BLM records as to federal leases, or in the state’s records as to state leases or in the county records as to fee leases (subject to subsection 6. above), unless such gap is affirmatively shown to exist in such records and written evidence of such break in the chain of title shall be included in a Notice of Title Defects, and provided further, the consequence of such break in the chain of title must result in another party having a justiciable claim to a portion or all of the affected Asset or (ii) lack of a receipt of formal approval by the BLM or State authorities of previously submitted assignments; and

8.    any defect, other than those described in Section 4.1(D)(1) below, if the net cumulative effect of such burdens does not operate to render Seller’s title in any Asset less than Defensible Title.

D.    Title Defect Value.  “Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

1.    If the Title Defect is a lien or encumbrance on the Asset created by BBC, BBC shall have the lien or encumbrance unconditionally released, and consequently, there shall be no Title Defect Value associated with such lien or encumbrance.

2.    If the Title Defect is an actual reduction in NRI or any other matter that does not fall within the matters described in subsection 1, but causes Seller’s title to be less than Defensible Title, then Seller and Buyer agree to a downward adjustment equal to the amount determined by multiplying the Allocated Value for the affected portion of the Assets by a fraction, the numerator of which is the difference between the NRI set forth in Exhibit “A” and the actual NRI, and the denominator of which is the NRI in Exhibit “A”. If the Title Defect affects Non-Wellsite Leasehold, then Seller and Buyer agree to a downward adjustment equal to the amount determined by multiplying the number of Non-Wellsite Leasehold acres affected by the Title Defect by the allocated value per acre, as set forth on Exhibit B.

4.2    Purchase Price Adjustments for Title Defects.

A.    Notices of Title Defects.  SCE shall give BBC a written “Title Defects Notice” as soon as possible but no later than Wednesday, August 16, 2006 at 5:00 p.m. Mountain Time (the “Title Defect Date”). To be effective, each Title Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the affected Asset; (vi) state SCE’s good faith estimate of the Title Defect Value; and (vii) set forth the computations, upon which SCE’s estimate is based. For the purposes of this Section, “Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in BBC’s chain of title, the documents preceding and following the gap shall be attached, or in any case other reasonable written documentation. If such Supporting Documentation is in BBC’s possession, SCE agrees to provide a copy of such documentation to BBC, or alternatively, a location where BBC can obtain such supporting documentation - such as a file number etc.

B.    Defect Adjustments.

1.    If an Asset is affected by a Title Defect, the Purchase Price will be reduced under Section 2.4 and as set forth below, unless, at BBC’s election: (i) BBC cures the Title Defect prior to Closing, (ii) SCE agrees to waive the relevant Title Defect, (iii) BBC elects on or before Closing to cure such Title Defect no later than 90 days after Closing; (iv) BBC, with SCE’s consent, which SCE may withhold in its sole discretion, elects on or before Closing to indemnify SCE against any loss attributable to the relevant Title Defect or (v) BBC elects to exclude the affected portion of the Asset from the transaction and reduce the Purchase Price by the Allocated Value of such Asset. The Purchase Price shall be adjusted only if Title Defects that exceed the Individual Title Threshold exceed 5% of the Purchase Price (the “Title Deductible”), and then the Purchase Price shall be adjusted only for the amount exceeding the Title Deductible, with such adjustment being the “Title Defect Adjustment.” The Title Deductible and the Environmental Deductible are separate and distinct and operate independently.

2.    If BBC elects to cure the relevant Title Defect post-Closing, BBC shall assign the affected Asset to SCE at Closing and the Purchase Price will not be reduced at Closing for such Title Defect. If BBC cures the relevant Title Defect to SCE’s reasonable satisfaction, there shall be no adjustment to the Purchase Price; subject to the Individual Title Threshold, if BBC does not cure the relevant Title Defect to SCE’s reasonable satisfaction, the Purchase Price shall be adjusted by an amount equal to the Title Defect Value attributable to the applicable Title Defect, such adjustment and payment by BBC to SCE to be made within 15 days of the determination that the alleged Title Defect will not be cured to SCE’s reasonable satisfaction subject to BBC’s right to dispute such determination in accordance with the provisions of Section 4.4.

4.3    Interest Additions.  Promptly on discovery, but on or before two days prior to Closing, SCE shall in good faith notify BBC, or BBC shall in good faith notify SCE, of any additional interest discovered by that Party that would be an Asset hereunder, but BBC failed to list as an Asset (with such interest being an “Interest Addition”); provided however, that the “Value of any Interest Addition” (defined below) must exceed the Individual Title Threshold. Interest Additions shall include without limitation, the failure to describe the interest in detail and any interest that entitles BBC to receive more than the NRI or obligates BBC to bear costs and expenses in an amount less than the WI without a proportionate change in NRI. SCE acknowledges and agrees to comply with the affirmative obligation set forth in the first sentence of this Section. Each such notice of an Interest Addition shall be in writing and shall describe the Interest Addition, the estimated Allocated Value for the Interest Addition, or the amount by which the Allocated Value of the Asset has been increased by the Interest Addition (“Value of Interest Addition”), together with the associated computations and supporting documentation. The Parties shall determine the Value of the Interest Addition in good faith in the same manner as provided in Section 4.1.D.2 taking into account all relevant factors. The Purchase Price shall be increased for only those Interest Additions that exceed the Individual Title Threshold (with the amount of such adjustment being the “Interest Addition Adjustment”). Notwithstanding the foregoing, any net mineral acres delivered by BBC over 17,030 net mineral acres shall be considered Interest Additions.

4.4    Dispute Resolution.  The Parties agree to resolve disputes concerning title matters pursuant to the Arbitration procedure set forth in Section 14.6.

4.5    Casualty Loss.  After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), SCE shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). At its sole option, BBC may elect to cure such Casualty Loss. If BBC elects to cure such Casualty Loss, BBC may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If BBC cures the Casualty Loss, SCE shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price Adjustment for such Casualty Loss. BBC shall retain all rights to receive insurance, damage, or condemnation payments with respect to a Casualty Loss.

4.6    Preferential Rights and Consents.  To BBC’s knowledge, the preferential purchase rights and/or required consents affecting the Assets are set forth on Exhibit E. To the extent that there are preferential purchase rights or required consents affecting the Assets, the provisions of this Section 4.6 shall apply. BBC shall use its reasonable efforts to obtain all required consents and to give notices required in connection with preferential purchase rights prior to Closing. If SCE discovers Assets subject to preferential purchase rights and/or required consents that are not set forth on Exhibit E during the course of SCE’s due diligence activities, SCE shall notify BBC immediately and BBC shall use its reasonable efforts to obtain such consents or obtain waivers and to give the notices required in connection with the preferential rights prior to Closing.

A.    Required Consents.  Except for consents and approvals which are customarily obtained post-Closing, and those consents which would not invalidate the conveyance of the Assets if a consent is required to convey an interest in an Asset, (with such consents being “Required Consents”), and if a Required Consent to assign any Asset has not been obtained as of the Closing, then (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to BBC, and (iii) BBC shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If such Required Consent has been obtained as of the Final Settlement Date, BBC shall convey the affected Asset to SCE effective as of the Effective Time and SCE shall pay BBC the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time after the Effective Time with BBC retaining such net proceeds attributable to the period of time after the Effective Time until the affected Asset is assigned, and with BBC bearing all attendant Property Costs for the affected Asset accruing during this period of time. If such Required Consent has not been obtained as of the Final Settlement Date, the affected Asset shall be deemed to be an Excluded Asset and BBC shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an “Exclusion Adjustment”). SCE shall reasonably cooperate with BBC in obtaining any Required Consent including providing assurances of reasonable financial conditions, but SCE shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

B.    Preferential Purchase Rights.

1.    If any preferential right to purchase any portion of the Assets is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for SCE to give notice (with such adjustment being an “Exclusion Adjustment”).

2.    If by Closing, the time frame for the exercise of such preferential purchase rights has not expired and BBC has not received notice of an intent not to exercise or a waiver of the preferential purchase right, that portion of the Assets affected by such preferential purchase right shall be included in the Assets and assigned to SCE at Closing. If such preferential purchase right is exercised, the provisions of Section 4.6.B.3 shall apply.

3.    If the affected Asset has been conveyed to SCE at Closing, and a preferential purchase right affecting the Asset is consummated after Closing, SCE agrees to convey such affected Asset to the party exercising such preferential purchase right on the same terms and conditions under which BBC conveyed such Assets to SCE and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, SCE shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement, and BBC agrees to hold harmless and indemnify SCE from any and all liabilities and obligations associated with such conveyed Asset.

C.    Exclusive Remedy.  The remedies set forth in this Section 4.6 are the exclusive remedies under this Agreement for exercised preferential purchase rights and required consents to assign the Assets.

ARTICLE 5
ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Land.

5.1    Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Consultant” means a third party consultant reasonably acceptable to SCE and BBC.

“Environmental Defect” means (a) a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) attributable to the period of time prior to the Effective Time that (i) causes an Asset to be in material violation of an Environmental Law, or (ii) requires Remediation under an Environmental Law and (b) the cost to remediate the Environmental Defect exceeds $20,000 per incident or condition, net to Seller’s interest (“Individual Environmental Threshold”). The Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per well basis or a per condition basis or otherwise, and that the term “per incident or condition” in the preceding sentence shall be interpreted accordingly. The terms and conditions of the Leases, or NEPA Documents (as defined below), or any restrictions imposed by any governmental authority having jurisdiction over the Assets shall not be the basis for an Environmental Defect, and Buyer accepts the risk of the foregoing

“Environmental Deductible” means 5% of the Purchase Price.

“Environmental Defect Notice” means each written notice given by SCE to BBC alleging an Environmental Defect. To be effective, each Environmental Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the estimated Remediation Cost as calculated by the Environmental Consultant. To be valid, all Environmental Defect Notices must be received by BBC on or before Wednesday August 16, 2006 at 5:00 p.m. Mountain Time. For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” shall mean reports prepared by, or the basis of tests performed by the Environmental Consultant.

“Environmental Defect Value” means the costs to remediate that particular Environmental Defect.

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity in effect on or before the Effective Time regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law, as recommended in writing by the Environmental Consultant.

5.2    NEPA Documents.  The Assets may be subject to National Environmental Policy Act documents, including the following: (i) Record of Decision for the Resource Management Plan/Final Environmental Impact Statement for the Buffalo Resource Area (1985) and accompanying Draft Environmental Impact Statement (1984) and Final Environmental Impact Statement (1985); (ii) the Decision Record for the Coal Bed Methane Environmental Assessment for Western Campbell County and Easter Johnson County, Wyoming (1990); (iii) the Record of Decision and Resource Management Plan Amendments for the Powder River Basin Oil and Gas Project (2003) and accompanying Draft Environmental Impact Statement (2002) and Final Environmental Impact Statement (2003); (iv) Decision Record, Finding of No Significant Impact, and Environmental Assessment, (Retrospective) Oil and Gas Leasing in the Buffalo Field Office (2005); and (v) Environmental Assessment (Prospective) Oil and Gas Leasing in the

Buffalo Field Office (pending), see 69 Fed. Reg. 75,336 (Dec. 16, 2004) (collectively, the “NEPA Documents”). Buyer agrees to take title to the Assets at Closing subject to the terms and conditions set forth in the NEPA Documents, and that the terms and conditions set forth in the NEPA Documents shall not be the basis for a Title Defect, Environmental Defect, or other Purchase Price adjustment.

5.3    Environmental Liabilities and Obligations.

A.    Assumed Environmental Liabilities.  Except for Retained Environmental Liabilities (as defined below), at Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all liabilities and obligations related to, and release Seller from all Losses relating to, the environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for (i) ground water contamination, (ii) Naturally Occurring Radioactive Materials, (iii) man-made material fibers, and (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”). If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, or if the aggregate of all Environmental Defects is equal to or less than the Environmental Deductible (as defined in Section 5.1),Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset or the Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets, and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities.

B.    Retained Environmental Liabilities.  If Seller receives an Environmental Defect Notice for a particular Environmental Defect and such Environmental Defect Notice is not contested under the provisions of Section 5.5, and Seller elects to retain the Assets affected by such Environmental Defect pursuant to Section 5.4.B, Seller agrees to retain all claims, cost, expenses, liabilities and obligations accruing or relating to the Environmental Defect that was the subject of the Environmental Defect Notice (the “Retained Environmental Liabilities”). Timely receipt of an Environmental Defect Notice and verification of the Remediation Costs by the Environmental Consultant are conditions precedent to Seller’s obligation to retain liability for Retained Environmental Liabilities.

5.4    Remedies.

A.    Environmental Defects less than the Environmental Deductible.  If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to BBC is less than or equals the Environmental Deductible, the Environmental Defects identified in such notices will not be Retained Environmental Liabilities; accordingly, BBC will have no obligation hereunder with respect thereto and SCE agrees to assume, and release BBC from, the obligations with respect thereto as part of the Assumed Environmental Liabilities. The Environmental Deductible and the Title Deductible are separate and distinct and operate independently and each is a deductible and not a threshold.

B.    Environmental Defects Greater than the Environmental Deductible.  If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to

BBC exceeds the Environmental Deductible then BBC shall be liable for only that portion of any Losses attributable thereto which exceeds the Environmental Deductible. For those Environmental Defects not contested by BBC which aggregate more than the Environmental Deductible, BBC shall elect one of the following options: (i) remediate the condition on the affected Assets comprising the specified Environmental Defect(s) as promptly as practicable (and retain its obligation to indemnify and defend SCE from any Losses relating to such Environmental Defects), such remediation to be consistent with Environmental Laws and subject to the Environmental Deductible; or (ii) at Closing pay SCE its estimate of the Environmental Defect Value in excess of the Environmental Deductible (“Environmental Defect Adjustment”), in which event SCE shall release BBC from any further Retained Environmental Liability relating to the Environmental Defects so satisfied or (iii) if the Environmental Defect Value exceeds the Allocated Value of an Asset, Seller may elect to exclude such Asset from this Transaction and reduce the Purchase Price by the Allocated Value of that Asset.

5.5    Contested Environmental Defects.  If BBC contests the existence of an Environmental Defect or the Environmental Defect Value, BBC shall notify SCE in writing on or before five days after receipt of the Environmental Defect Notice (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value. Within 5 business days of receipt of the Rejection Notice, representatives of SCE and BBC knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 14.6. If BBC fails to timely deliver a Rejection Notice, BBC shall be deemed to have accepted the validity of the Environmental Defect and SCE’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

5.6    Exclusive Remedies.  The rights and remedies granted each Party in this Article, together with the indemnifications set forth in Article 14 and the rights of each Party to not close pursuant to Articles 10 and 11 are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.

ARTICLE 6
SELLER’S REPRESENTATIONS

The Parties agreement with respect to Title Matters and Environmental Matters is set forth in Articles 4 and 5 respectively, and the provisions of those Articles set forth BBC’s representations with respect to Title Matters and Environmental Matters. Except for Title Matters and Environmental Matters, BBC makes the following representations as of the execution of this Agreement and as of Closing:

6.1    BBC Representations.

A.    Existence.  BBC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in Wyoming.

B.    Power and Authority.  BBC has all requisite power and authority to own the Assets, to carry on its business as presently conducted to execute, deliver, and perform this Agreement and each other document executed or to be executed by BBC in connection with the Transaction. The execution, delivery, and performance by BBC of this Agreement and each other document executed or to be executed by BBC in connection with the Transaction and the consummation by it of the Transaction have been duly authorized by all necessary company action of BBC.

C.    No Violation.  The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of BBC’s governing documents, or any provision of any statute, rule or regulation applicable to BBC or the Assets or any material lease, contract, agreement, instrument or obligation to which BBC is a party or by which BBC or the Assets are bound, or (iii) violate, or be in conflict with any judgment, decree or order applicable to BBC.

6.2    Authorization and Enforceability.  This Agreement and each other document executed by BBC in connection with this Transaction constitutes BBC’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3    Liability for Brokers’ Fees.  BBC has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which SCE shall have any responsibility whatsoever.

6.4    No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of BBC, threatened against BBC by any third party.

6.5    Litigation.  BBC has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. There are no actions, suit, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of BBC, threatened against BBC or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the BBC’s ability to execute and deliver this Agreement or to consummate this Transaction.

6.6    Capital Projects.  Exhibit F is a list and description of all wells or other specified capital projects to the extent such capital projects will extend beyond the Effective Time, and associated costs or estimates thereof to the extent such costs or estimates exceed $25,000 per well or project net to BBC’s interest, may be referred to as the “Capital Projects.” All costs and expenses incurred by the Parties with respect to the Capital Projects will be apportioned between the Parties as of the Effective Time, with SCE assuming all post-Effective Time costs and expenses and BBC retaining all pre-Effective Time costs and expenses.

6.7    Insurance.  BBC maintains, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage described on Exhibit G.

6.8    Judgments.  There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against BBC that would be reasonably expected to materially interfere with the operation of any of the Assets, or materially affect the value of any of the Assets, or impair BBC’s ability to enter into this Agreement or consummate this Transaction.

6.9    Compliance with Law.  BBC has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

6.10    Material Agreements.  To the extent not listed elsewhere in this Agreement and except for the Leases, Exhibit D is a list of all agreements that are material to the ownership and operation of the Assets (with such agreements listed on Exhibit D being the “Material Agreements”).

6.11    Governmental Permits.  To the best of BBC’s knowledge, BBC has all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Assets as presently being owned and operated. BBC has not received written notice of any violations in respect of any such licenses or permits that remains uncured. Except for those permits listed on Exhibit I, all such permits are transferable to SCE. All of BBC’s representations related to governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Environmental Laws) related to Environmental Laws are set forth in Section 5.2. BBC makes no representations as to SCE’s ability to obtain permits for future operations.

6.12    Hydrocarbon Sales Contracts.  Except for the Hydrocarbon Sales Contracts listed in Exhibit H, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by BBC in a timely manner and are not being held in suspense for any reason.

6.13    Area of Mutual Interest and Other Agreements; Tax Partnerships.  To BBC’s knowledge, no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time other than the Wells listed on Exhibit A as having an after payout NRI. No Asset is subject to (or has related to it) any tax partnership.

6.14    Imbalance Volumes.

A.    Gas Pipeline Imbalances.  Except for the gas imbalances reflected on Exhibit J (“Imbalance Volumes”), there do not exist any gas imbalances (i) which are with gatherers processors, or transporters (ii) which are associated with the Assets and (iii) where BBC has received a quantity of gas prior to the Effective Time for which SCE will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

B.    Wellhead Gas Imbalances.  Except for the Imbalances Volumes, there do not exist any gas imbalances relating either to production from, or at the, wellhead between co-tenants or working interest owners in a well, unit, or field which are associated with the Assets where BBC has received any quantity of gas prior to the Effective Time for which SCE will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.15    Records.  BBC makes no representations regarding the accuracy of any of the Records, and SCE expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

6.16    Suspense Accounts.  Except for the suspense accounts identified to SCE in writing on or before the 25th day after execution of this Agreement (“Suspense Accounts”), as of May 1, 2006, none of the BBC interests in the Wells and Hydrocarbons produced from the Assets were in suspense and BBC is not holding in suspense for any third party any proceeds from production from the Wells for which BBC is responsible for making payment.

ARTICLE 7
BUYER’S REPRESENTATIONS

SCE makes the following representations to BBC as of the execution of this Agreement and as of Closing:

7.1    SCE Representations.

A.    Existence.  SCE is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to do business in Wyoming.

B.    Power and Authority.  SCE has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed or to be executed by SCE in connection with the Transaction. The execution, delivery, and performance by SCE of this Agreement and each other document executed or to be executed by SCE in connection with the Transaction and the consummation by it of the Transaction have been duly authorized by all necessary company action of SCE.

C.     No Violation.  The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of SCE’s governing documents, or any provision of any statute, rule or regulation applicable to SCE or the Assets or any material lease, contract, agreement, instrument or obligation to which SCE is a party or by which SCE or the Assets are bound, or (iii) violate, or be in conflict with any judgment, decree or order applicable to SCE.

7.2    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of SCE. This Agreement and each other document executed by SCE in connection with this Transaction constitutes SCE’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3    Liability for Brokers’ Fees.  SCE has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which BBC shall have any responsibility whatsoever.

7.4    Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to SCE’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede SCE’s ability to consummate this Transaction and to assume the liabilities to be assumed by SCE under this Agreement, including without limitation, the Assumed Liabilities.

7.5    Securities Laws.  SCE is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. SCE understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. SCE acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for SCE’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

7.6    Financial Resources.  SCE has the financial resources available to close this Transaction without financing that is subject to any contingency.

7.7    Records.  SCE acknowledges that BBC is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of BBC contained in this Agreement, SCE acknowledges and agrees that BBC has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to SCE or its representatives by or on behalf of BBC, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

7.8    Independent Evaluation.  In entering into this Agreement, SCE acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. SCE owns and operates other oil and gas properties similar in nature and kind to the Assets and is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets. Accordingly, SCE assumes the risk of disposal of produced waters from the Wells and the downhole condition of the Wells. Except as expressly provided in this Agreement, BBC shall not have any liability to SCE or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of BBC.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1    Covenants and Agreements of BBC.  BBC covenants and agrees with SCE as follows:

A.    Operations Prior to Closing.  From the date of execution hereof to the Closing, BBC will operate the Assets in a good and workmanlike manner and consistent with past practices. BBC agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Closing Date, BBC shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operations of the Assets. Except for Capital Projects, BBC will timely notify SCE of proposed activities and major capital expenditures that could reasonably be expected to cost in excess of $25,000 per activity net to BBC’s interests conducted on the Assets and will keep SCE timely informed of all material developments affecting any of the Assets.

B.    Restriction on Operations.  Except in the case of an emergency, BBC will promptly inform SCE of all requests for commitments to expend funds in excess of $25,000 with respect to the Assets. Without the prior written consent of SCE, BBC shall not:

1.    enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing;

2.    commit to or incur any expenditures in excess of $25,000 (net to BBC’s interest) with respect to any part of the Assets;

3.    make any nonconsent elections with respect to operations affecting the Assets;

4.    abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

5.    modify or terminate any of the Material Agreements or waive or relinquish any right thereunder;

6.    agree to any renegotiated price, take or other terms under existing gas purchase agreements;

7.    agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

8.    enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice);

9.    create any material gas imbalance affecting the Assets;

10.    encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets; and

11.    except where necessary in the event of an emergency regarding BBC’s interest in the Assets, propose (i) the drilling of any additional wells, (ii) the deepening, plugging back or reworking of any Well, (iii) the conducting of any other operations which require consent under the applicable operating agreement, or (iv) the conducting of any other operations other than the normal operation of the existing wells on the Assets.

C.    Notification of Claims.  BBC shall promptly notify SCE of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in BBC’s reasonable judgment, result in impairment or loss of BBC’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases arising or threatened prior to the Closing.

D.    Existing Relationships.  Prior to the Closing, BBC shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

E.    Consents.  For the purposes of obtaining the written consents required in this Section 8.1, SCE designates the person set forth in Section 15.2. Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

F.    Entity Status.  BBC shall maintain its company status from the date hereof until Closing and through the Final Settlement to assure that as of the Closing Date and the Final Settlement, BBC will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.2    Covenants and Agreements of SCE.  SCE covenants and agrees with BBC as follows:

A.    Entity Status.  SCE shall maintain its corporate status from the date hereof until the Closing Date and the Final Settlement, and use all reasonable efforts to assure that as of the Closing Date and the Final Settlement it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

B.    Replacement Bonds and Instruments.  At Closing, SCE shall provide replacement instruments for each bond or similar contingent obligation given by BBC securing its, or its contract operator’s, obligations relating to the Assets, set forth on Exhibit O (collectively, the “Instruments”). As soon as practical after Closing, SCE (with reasonable assistance of BBC as requested by SCE) shall use its commercially reasonable efforts to obtain the release of the Assets and/or BBC from the Instruments.

8.3    Covenants and Agreements of the Parties.  The Parties covenant and agree as follows:

A.    Confidentiality.  All data and information, whether written or oral, obtained from BBC in connection with this Transaction, including the Records, whether obtained by SCE before or after the execution of this Agreement, and data and information generated by SCE in connection with this Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to BBC. Until the Closing (and for a period of two year if Closing should not occur for any reason), except as required by law or applicable stock exchange rule and after consulting with BBC, SCE and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (i) at the time of disclosure to SCE by BBC is in the public domain; (ii) after disclosure to SCE by BBC becomes part of the public domain by publication or otherwise, except by breach of this commitment by SCE; (iii) SCE can establish by competent proof was rightfully in SCE’s possession at the time of disclosure to SCE by BBC; (iv) SCE rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by SCE without the Information, provided that the person or persons developing the data shall not have had access to the Information.

B.    Return of Information.  If this Transaction does not close on or before Closing, or such later date as agreed to by the Parties, SCE shall (i) return to BBC all copies of the Information in possession of SCE obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3.A.; (ii) not utilize or permit utilization of the Information to compete with BBC; and (iii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information. The terms of Section 8.3A., B. and C. shall survive termination of this Agreement.

C.    Injunctive Relief.  SCE agrees that BBC will not have an adequate remedy at law if SCE violates any of the terms of Sections 8.3A. and/or B. In such event, BBC will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of Sections 8.3.A. and/or B., or to obtain specific enforcement of such terms.

D.    Cure Period for Breach.  If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Subsection shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

E.    Notice of Breach.  If either BBC or SCE develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of BBC or SCE shall not be altered or modified by the Closing or by SCE’s or BBC’s knowledge of any event or SCE’s or BBC’s review of any documents or other matters except as expressly provided herein to the contrary.

ARTICLE 9
TAX MATTERS

9.1    Apportionment of Tax Liability.  “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. All Taxes based on or attributable to the ownership of, or based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred, with the exception of severance taxes, which shall be based on the date such severance taxes were assessed. All Taxes for all taxable periods that begin before and end after the Effective Time shall be prorated between SCE and BBC as of the Effective Time. The apportionment of Taxes between the Parties shall take place in the Preliminary Statement and Settlement Statement, using estimates of such Taxes if actual numbers are not available. Subject to the provisions of Section 14.3, Taxes are considered part of the Property Expenses.

9.2    Calculation of Tax Liability.  Consistent with Section 9.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 2.4 and thereafter pursuant to the provision of Section 14.3.

9.3    Tax Reports and Returns.  BBC agrees to file all tax returns for the period of time prior to the Effective Time, and SCE agrees to file all tax returns for the period of time after Effective Time. The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets. SCE agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 14.3.

9.4    Sales Taxes.  SCE shall be liable for and shall indemnify BBC for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, BBC shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to SCE and SCE shall promptly reimburse BBC therefor. If BBC receives notice that any sales and/or use taxes are due, BBC shall promptly forward such notice to SCE for handling.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1    BBC’s Conditions Precedent.  The obligations of BBC at the Closing are subject, at the option of BBC, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.    All representations and warranties of SCE contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing. SCE has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by SCE at or prior to the Closing in all material respects and SCE shall deliver a certificate to SCE confirming the foregoing;

B.    No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

C.    The aggregate net reduction to the Purchase Price due to Title Defects, Interest Additions, Environmental Defects, and reductions based on breaches of representations and warranties, but excluding reductions for Exclusion Adjustments does not exceed in the aggregate 10% of the Purchase Price.

10.2    SCE’s Conditions Precedent.  The obligations of SCE at the Closing are subject, at the option of SCE, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.    All representations and warranties of BBC contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing. BBC has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by BBC at or prior to the Closing in all material respects and BBC shall deliver a certificate to SCE confirming the foregoing;

B.    No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

C.    The aggregate net reduction to the Purchase Price due to Title Defects, Interest Additions, Environmental Defects, and reductions based on breaches of representations and warranties, but excluding reductions for Exclusion Adjustments does not exceed in the aggregate 10% of the Purchase Price.

ARTICLE 11
RIGHT OF TERMINATION AND ABANDONMENT

11.1    Termination.  This Agreement may be terminated in accordance with the following provisions:

A.    by BBC if either BBC’s conditions set forth in Section 10.1 are not satisfied through no fault of BBC, or are not waived by BBC, as of the Closing Date;

B.    by SCE if SCE’s conditions set forth in Section 10.2 are not satisfied through no fault of SCE, or are not waived by SCE, as of the Closing Date; and

C.    by either Party if the Purchase Price reduction described in either Sections 10.1C. or 10.2C. has occurred and not been waived by both BBC and SCE.

11.2    Liabilities Upon Termination.

A.    SCE’s Breach  If Closing does not occur because SCE wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and BBC is ready to close, BBC shall retain the Deposit, together with interest thereon, as liquidated damages. SCE’s failure to close shall not be considered wrongful if SCE has terminated this Agreement as of right under Section 11.1. The remedy set forth herein shall be BBC’s sole and exclusive remedy for SCE’s wrongful failure to close hereunder and BBC expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for SCE’s wrongful failure to Close.

B.    BBC’s Breach  If Closing does not occur because BBC wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and SCE is ready and otherwise able to close, BBC shall return the Deposit, together with interest thereon, to SCE 15 days after the determination that the Closing will not occur, and the remedy set forth herein shall be SCE’s sole and exclusive remedy for BBC’s wrongful failure to close hereunder.

C.    Termination Pursuant to Sections 11.1  If SCE or BBC terminates this Agreement pursuant to Section 11.1 in the absence of a breach by the other Party, neither SCE nor BBC shall have any liability to the other Party for termination of this Agreement, BBC shall return the Deposit, together with interest thereon, to SCE immediately after the determination that the Closing will not occur.

ARTICLE 12
CLOSING

12.1    Date of Closing.  The “Closing” of this Transaction shall be held on or before Wednesday August 30, 2006. The date the Closing actually occurs is called the “Closing Date.”

12.2    Place of Closing.  The Closing shall be held at the offices of BBC in Denver, Colorado, at 9:00 a.m. or at such other time and place as SCE and BBC may agree in writing.

12.3    Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A.    BBC shall execute, acknowledge and deliver to SCE, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit K, in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets to SCE as of the Effective Time, with (i) a special warranty of the real property title by, through and under BBC but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

B.    BBC shall execute, acknowledge and deliver to SCE, an assignment on the required governmental forms necessary to convey the Assets to SCE.

C.    BBC and SCE shall execute and deliver the Preliminary Settlement Statement.

D.    SCE shall deliver the Closing Amount to the account at the bank designated by BBC in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

E.    SCE shall deliver to BBC the Officer Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit L.

F.    BBC shall deliver to SCE the Officer Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit M.

G.    BBC shall execute and deliver to SCE an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit N.

H.    SCE shall provide evidence that it has provided replacement Instruments as set forth in Section 8.2B.

I.    BBC shall prepare, execute and deliver to SCE appropriate letters-in-lieu of transfer orders.

J.    SCE and BBC shall execute all documents necessary to transfer operations on the BBC operated Assets to SCE or SCE’s designated operator.

K.    BBC shall make the Records available for pick up by SCE at Closing to the extent possible, but in any event, within five business days after Closing.

L.    BBC and SCE shall take such other actions and deliver such other documents as are contemplated by this Agreement.

M.    BBC shall transfer to SCE all Suspense Accounts, if any, being held by BBC on behalf of third party payees, and SCE shall indemnify, defend and hold harmless BBC from any and all Losses attributable to the Suspense Accounts so transferred.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1    Post-Closing Adjustments.

A.    Settlement Statement.  As soon as practicable after the Closing, but in no event later than 90 days after Closing, BBC, with assistance from SCE’s staff, will prepare and deliver to SCE, in accordance with customary industry accounting practices, the Settlement Statement (the “Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Settlement Statement, but in no event later than on or before 30 days after receipt of BBC’s proposed Settlement Statement, SCE shall deliver to BBC a written report containing any changes that SCE proposes to make to the Settlement Statement. SCE’s failure to deliver to BBC a written report detailing proposed changes to the Settlement Statement by that date shall be deemed an acceptance by SCE of the Settlement Statement as submitted by BBC. The Parties shall agree with respect to the changes proposed by SCE, if any, no later than 45 days after receipt of BBC’s proposed Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Settlement Date.” If the Final Purchase Price is more than the Closing Amount, SCE shall pay BBC the amount of such difference. If the Final Purchase Price is less than the Closing Amount, BBC shall pay to SCE the amount of such difference. Any payment by SCE or BBC, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Settlement Date. Any adjustments requiring additional payment by either SCE or BBC shall also be made in the same manner.

B.    Dispute Resolution.  If the Parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after SCE’s receipt of BBC’s proposed Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 14.6.

13.2    Records.  BBC shall make the Records available for pick up by SCE at Closing to the extent possible, but in any event, within five business days after Closing. BBC may retain copies of the Records and BBC shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as SCE retains the Records. SCE agrees that the Records will be maintained in compliance with all applicable laws governing document retention. SCE will not destroy or otherwise dispose of Records for a period of 4 years after Closing, unless SCE first gives BBC reasonable notice and an opportunity to copy the Records to be destroyed.

13.3    Transfer of Operations/Operations After Closing.  BBC agrees to transfer possession and physical operations of the Assets to SCE at the Closing; provided, however, that BBC does not guaranty that operations can be transferred to SCE, and that all transfers of operations will be subject to all necessary regulatory approvals. BBC agrees to use its commercially reasonable efforts to assist SCE in becoming successor operator of the Assets operated by BBC; provided however, that BBC shall not be required to expend any monies assisting SCE in becoming successor operator. BBC agrees to retain the obligation to distribute the proceeds attributable to July 2006 production from the Assets. SCE agrees to assume the obligation to distribute the proceeds attributable to all production for months after July 2006.

13.4    Further Assurances.  From time to time after Closing, BBC and SCE shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

14.1    SCE’s Assumption of Liabilities and Obligations.  Upon Closing, and except for Retained Liabilities, SCE shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the period before and after the Effective Time, including, without limitation, (i) the Material Contracts, (ii) the Assumed Environmental Liabilities whether arising before or after the Effective Time, (iii) the obligation to plug and abandon all wells and reclaim all well sites located on the Lands regardless of when the obligations arose, (iv) the make-up and balancing obligations for gas from the Wells, and (v) any breach of any representation, warranty, covenant or agreement of SCE contained in this Agreement (collectively, the “Assumed Liabilities”).

14.2    BBC’s Retention of Liabilities and Obligations.  Upon Closing, BBC retains all claims, costs, expenses, liabilities and obligations accruing or relating to (i) the Retained Environmental Liabilities (ii) any breach of any representation, warranty, covenant or agreement of BBC contained in this Agreement, and (iii) the Property Expenses incurred or attributable to the period of time prior to the Effective Time, subject to Section 14.3 (collectively, the “Retained Liabilities”).

14.3    Proceeds and Invoices for Property Expenses Received After the Settlement Date.  After the Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement, shall be settled as follows:

A.    Proceeds.  Proceeds received by SCE with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to BBC. Proceeds received by BBC with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to SCE.

B.    Property Expenses.  Invoices for Property Expenses received by SCE that relate to operations on the Assets prior to the Effective Time shall be forwarded to BBC by SCE. Invoices for Property Expenses received by BBC that relate to operations on the Assets after the Effective Time shall be forwarded to SCE by BBC, or if already paid by BBC, invoiced by BBC to SCE.

C.    Limitation as to Time.  The provisions of this Article shall be applicable until December 31, 2006, after which time, Buyer agrees to assume the obligation to pay all Property Expenses for the Assets attributable to the period of time before and after the Effective Time and shall be entitled to retain the proceeds of production attributable to the period of time before and after the Effective Time.

14.4    Indemnification.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, the Parties shall indemnify each other as follows:

A.    BBC’s Indemnification of SCE.  BBC assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless SCE, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which BBC has agreed to indemnify SCE under this Agreement, and (iii) any breach by BBC of this Agreement.

B.    SCE’s Indemnification of BBC.  SCE assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless BBC, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which SCE has agreed to indemnify BBC under this Agreement, and (iii) any breach by SCE of this Agreement.

C.    Release.  SCE shall be deemed to have released BBC at the Closing from any Losses for which SCE has agreed to indemnify BBC hereunder, and BBC shall be deemed to have released SCE at the Closing from any Losses for which BBC has agreed to indemnify SCE hereunder.

14.5    Procedure.  The indemnifications contained in Section 14.4 shall be implemented as follows:

A.    Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

B.    Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

C.    Information.  If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.6    Dispute Resolution.  The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section, such disputes to include without limitation (i) the existence and scope of a Title Defect or Interest Addition, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the Value of an Interest Addition, (iv) the adequacy of BBC’s Title Defect curative materials, (v) the existence of an

Environmental Defect, (vi) the Environmental Defect Value, (vii) the adequacy of any remediation actions take with respect to an Environmental Defect, (viii) the Imbalance Volumes, or (ix) disputes concerning a Claim or amount to be paid by an Indemnifying Party. The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the “Arbitrators.” The arbitration shall be before a single arbitrator chosen by the mutual agreement of the Parties involved in the matter to be arbitrated, or if no such agreement can be reached within 10 days, a three-person panel of neutral arbitrators, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the “Arbitrators”). The Arbitrator(s) shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrator(s) shall render a written decision within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrator(s). The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator(s) shall be borne 50% by the BBC and 50% by the SCE.

14.7    No Insurance; Subrogation.  The indemnifications provided in this Agreement shall not be construed as a form of insurance. SCE and BBC hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, SCE and BBC shall obtain waiver of such subrogation from their respective insurers.

14.8    Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse SCE or BBC may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15
MISCELLANEOUS

15.1    Expenses.  All fees, costs and expenses incurred by SCE or BBC in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2    Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier. All notices shall be addressed as follows:

If to BBC:

Bill Barrett CMB, L.L.C.
1099 18th Street, Suite 2300
Denver, Colorado 8202
Attention: Hunt Walker
Telephone: 303.312.8515
Fax: 303.312.8598

If to SCE:
Storm Cat Energy (USA) Corporation
1125 17th Street, Suite 2310
Denver, Colorado 80202
Attention: Barbara Zimmerman
Telephone: 303.991.5070
Fax: 303.991.5075

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

15.3    Amendments/Waiver.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4    Assignment.  If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including without limitation, its indemnity obligations. No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.

15.5    Announcements.  BBC and SCE shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, SCE or BBC shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.6    Counterparts/Fax Signatures.  SCE and BBC may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures are binding.

15.7    Governing Law.  This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.

15.8    Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9    Knowledge.  The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a limited liability company, or corporation, or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains.

15.10    Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11    Survival.  The representations set forth in Sections 6.1 through 6.4, and Sections 7.1 through 7.8 shall survive without limitation as to time. The representations made in

Section 6.14 shall survive for a period of 90 days following Closing. The remaining representations and warranties set forth in this Agreement, except those relating to BBC’s special warranty of title as described herein, shall not survive the Closing. Except for representations that survive, as set forth above, a claim for a breach of a representation or warranty must be made on or before Closing. Delivery of the Assignment, Bill of Sale and Conveyance at the Closing will not constitute a merger of this Agreement with such Assignment.

15.12    Limitation on Damages.  The Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement.

15.13    No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

15.14    Condition Precedent.  A condition precedent to the effectiveness of this Agreement is signature by both SCE and BBC. Unless and until both SCE and BBC have executed this Agreement, the Agreement will not be legally binding.

15.15    References, Titles and Construction.

A.    All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

B.    Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

C.    The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

D.    Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

E.    Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

F.    Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

G.    The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

H.    No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

I.    All references herein to “$” or “dollars” shall refer to U.S. Dollars.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

The Parties have executed this Agreement effective as of the Effective Time.

SELLER:
Bill Barrett CBM, L.L.C.

By: /s/ Huntington T. Walker
Name: Huntington T. Walker
Title: Sr. Vice President - Land
Date: July 17, 2006

BUYER:
Storm Cat Energy (USA) Inc.

By:  /s/ J. Scott Zimmerman
J. Scott Zimmerman,
President and Chief Executive Officer
Date: July 17, 2006